Silvergate Announces SEN Leverage to Provide Digital Currency Investors Increased Capital Access
La Jolla, CA, January 14, 2020 – Silvergate Capital Corporation (“Silvergate”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, announced today that it has launched a new product known as SEN Leverage, which will allow Silvergate Bank (“Bank”) customers to obtain U.S. dollar (“USD”) loans collateralized by bitcoin held at select digital currency exchanges that are also customers of the Bank. The product uses the Silvergate Exchange Network (“SEN”) to fund loans and process repayments in real-time 24 hours per day, 7 days per week. The Bank’s API-enabled SEN was first established in 2017 and has seen rapid adoption with over $10 billion in USD transactions taking place during just the third quarter of 2019 alone.
The exchange launch partner for SEN Leverage is Bitstamp Ltd., a major digital currency exchange founded in 2011. Silvergate will offer its institutional customers access to greater trading capital by providing leverage on bitcoin and partnering with Bitstamp Ltd. as Silvergate’s agent to custody and manage bitcoin collateral.
Miha Grcar, Head of Business Development at Bitstamp explained, “One of the key features of SEN Leverage is Silvergate’s real-time 24/7/365 ability to both fund loans and accept repayments over the SEN, thus enabling Silvergate’s customers to more flexibly manage their bitcoin positions.”
“Our digital currency customers have asked us to help them create greater capital efficiency,” explained Alan Lane, Chief Executive Officer of Silvergate, “and we are excited to be working closely with Bitstamp to solve this problem for them. The integration and work that our collective teams have put into this over the past six months is a testament to the conviction we have to serve our customers.”

Forward-Looking Statements

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About Silvergate
Silvergate Capital Corporation (NYSE: SI) is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988, has been profitable for 22 consecutive years, and has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. As of September 30, 2019, Silvergate had total assets of $2.1 billion, total deposits of $1.8 billion, and total stockholders’ equity of $230.6 million.
Investor Relations / Media Contact

Jamie Lillis / Shannon Devine
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